Exhibit 99.1

AMENDMENT NO. 1 TO

RETIREMENT AGREEMENT

Monday, April 17, 2006

Mr. Vincent Argiro

Dear Vincent:

We have entered into a Retirement Agreement dated February 15, 2006 (the “Agreement”). With this letter (“Amendment”), we wish to modify certain terms contained within the Agreement. Any defined terms in this Amendment shall have the meanings given them in the Agreement. Except as expressly modified by this Amendment, the Agreement and the terms and conditions contained in the Agreement shall continue in full force and effect. If this proposed Amendment is acceptable to you, please execute it and return a complete executed Amendment to me.

1.                                       Upon our receipt from you of the executed Amendment, we shall pay you the amount of One Thousand Dollars ($1,000.00).

2.                                       The final sentence of Article 3, subsection “(c)” shall be modified to read as follows:

“Notwithstanding the above, the restrictions on competition under this paragraph and in the Non-Disclosure and Non-Competition Agreement you executed on May 13, 1992 shall lapse and no longer be in effect if the 50-day moving average price for the Company’s common stock becomes less than $10.00 per share and immediately thereafter remains less than $10.00 per share for more than 30 consecutive trading days, if, as of the date the Company’s common stock becomes less than $10.00 per share, you personally own, not including shares owned by your family members or associates, even if you have beneficial ownership of such shares, fewer than fifty thousand (50,000) shares.”

3.                                       Each party agrees that the transaction set forth in this Amendment is a good and valid transaction, supported by adequate consideration. Except as expressly set forth in this Amendment and the Agreement, including any exhibits attached hereto or documents expressly referred to herein or therein, there are no other agreements, whether oral or in writing, between you and us with respect to your employment and the termination of your employment and all other subject matter of this agreement. This Amendment shall be incorporated into the Agreement, as if it were originally contained within the Agreement, provided that any contradiction in terms between this Amendment and the Agreement shall be interpreted as if the terms contained in this Amendment take precedence.

4.                                       This Amendment may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

[See next page for signature]

Vincent, if this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to me the a copy of this letter which will then constitute our agreement on this subject.

Sincerely,

VITAL IMAGES, INC.

By:	/s/ Jay D. Miller

Name: Jay D. Miller

Title: President + CEO

Agreed to this 17th day of April, 2006.

/s/ Vincent Argiro
Vincent Argiro